EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Introgen Therapeutics Reports Fourth Quarter 2006 Financial Results
AUSTIN, TX, March 8, 2007 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its financial results for the quarter and year ended December 31, 2006. The results were consistent with the Company’s expectations and a result of its continued progress in both its research and development and clinical and regulatory programs.
During the quarter, Introgen used cash, cash equivalents and short-term investments of $5.0 million to conduct its operations. Introgen’s cash, cash equivalents, marketable securities and short-term investments were $48.3 million at December 31, 2006. Revenue was $95,000 for the quarter ended December 31, 2006, compared to revenue of $733,000 for the quarter ended September 30, 2006 and $624,000 for the quarter ended December 31, 2005. Operating expense was $7.6 million for the quarter ended December 31, 2006 and $6.8 million for the quarter ended September 30, 2006, which includes $2.0 million and $1.2 million, respectively, of expense related to stock options primarily resulting from the implementation of Statement of Financial Accounting Standard No. 123R, “Share-Based Payments.” Operating expense was $7.7 million for the quarter ended December 31, 2005, which includes $533,000 of expense related to stock options.
Introgen reported a net loss of $7.2 million, or $0.19 per share, for the quarter ended December 31, 2006. These results compare to a net loss of $5.7 million, or $0.15 per share, for the quarter ended September 30, 2006 and a net loss of $6.7 million, or $0.19 per share, for the quarter ended December 31, 2005.
Introgen reported a net loss of $28.8 million, or $0.77 per share, for the year ended December 31, 2006. These results compare to a net loss of $26.1 million, or $0.80 per share, for the year ended December 31, 2005. Revenue was $1.2 million for the year ended December 31, 2006, compared to revenue of $1.9 million for the year ended December 31, 2005. Operating expense was $31.4 million for the year ended December 31, 2006, which includes $7.0 million of expense related to stock options primarily resulting from the implementation of Statement of Financial Accounting Standard No. 123R, “Share-Based Payments.” Operating expense was $29.2 million for the year ended December 31, 2005, which includes $1.3 million of expense related to stock options.
Conference Call
The call will be held today, Thursday, March 8, 2007, at 4:30 p.m. Eastern Time (3:30 p.m. Central Time). The call may be accessed through Introgen’s website at www.introgen.com. The call may also be accessed by dialing 1-877-616-4476 or 1-706-679-7372. For those unable to listen to the live broadcast, the call will be archived for replay on Introgen’s website.

Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its research programs and clinical development program for treatment of cancer or other diseases and Introgen’s financial performance. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s website at www.introgen.com
Contact:
Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	DECEMBER 31,	DECEMBER 31,
	2006	2005
	(Thousands)
CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	41,345	33,122

MARKETABLE SECURITIES	6,957	2,892

OTHER CURRENT ASSETS	397	297

PROPERTY AND EQUIPMENT, NET	5,172	6,181

GRANT RIGHTS ACQUIRED	0	163

OTHER ASSETS	290	326

TOTAL ASSETS	$54,161	$42,981

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$8,742	$6,782

NOTES PAYABLE, NET OF CURRENT PORTION	7,448	7,784

OTHER LONG TERM LIABILITIES	923	1,404

TOTAL LIABILITIES	17,113	15,970

TOTAL STOCKHOLDERS’ EQUITY	37,048	27,011

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$54,161	$42,981

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)
	(Thousands except per share information.)
CONTRACT SERVICES, GRANT AND OTHER REVENUE	$95	$624	$1,151	$1,867

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	4,023	5,371	18,221	21,400
GENERAL AND ADMINISTRATIVE	3,548	2,361	13,163	7,834

TOTAL OPERATING EXPENSES	7,571	7,732	31,384	29,234

LOSS FROM OPERATIONS	(7,476)	(7,108)	(30,233)	(27,367)

INTEREST INCOME, INTEREST EXPENSE AND OTHER INCOME, NET	323	361	1,432	1,264

NET (LOSS)	($7,153)	($6,747)	($28,801)	($26,103)

NET LOSS PER SHARE, BASIC AND DILUTED	($0.19)	($0.19)	($0.77)	($0.80)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	38,723	35,742	37,594	32,780